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                                 EXHIBIT 10.3

January 11, 1993



Mr. John G. Johnson, Jr.
650 Twin Arch Lane
Brynmawr, PA  19010

Dear Jack:

     Per our telephone discussion on Friday and to conclude our recent agreements concerning your employment as a Corporate Officer and Assistant to the Chairman/CEO with Safety-Kleen, we wish to be responsive to your request for assurances with respect to compensation in the event, for whatever reason we cannot now anticipate, your employment with Safety-Kleen would be terminated. We, therefore, agree that if the Company terminates your employment, for reasons other than gross misconduct, during the first three years commencing January 18, 1993, you will be entitled to receive separation payments as follows:

     (a) If termination occurs between January 18, 1993, and January 17, 1995, your compensation (taken to mean your bi-weekly salary then in effect, together with that amount to which you would have been entitled, absent your termination, under the formula share of the Safety-Kleen Management Incentive Plan, but excluding any rights under the Safety-Kleen Stock Option Plan and any other benefits plans normally available to employees or officers) would be continued for twelve (12) months from the date of termination.

     (b) If termination occurs between January 18, 1995, and January 17, 1996, then your compensation (as defined in Paragraph (a) would continue for six months following the date of termination.

     Salary continuation payments would be made to you in equal bi-weekly installments following your termination, and any payments due under the Management Incentive Plan would be paid in February following your termination.



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Mr. John G. Johnson, Jr.                                                Page Two
Brynmawr, PA  19010
January 11, 1993



     In consideration for the Company's promise to employ you and for its promise to pay you these separation payments, your agreement will be acknowledged, by signing and returning the enclosed copy of this letter along with the Company's Non-Competition Agreement and Ethics Code.

     As previously indicated, your starting base salary will be $225,000 per annum paid bi-weekly. This base will be adjusted at the time you are named President. An incentive target of $200,000 will be set for 1993, of which $125,000 will be guaranteed.

     A stock option will be granted on a value of $500,000. The option price will be the market value on the date of grant, February 5, 1993.

     You understand that employment will be contingent upon the successful completion of a post offer employment physical examination, including drug and alcohol screening. As a further condition of employment, we also agreed that if you find it preferable to move to the Elgin area during the first twelve (12) months with the Company, we will reimburse reasonable closing costs associated with the sale of your existing home, together with your moving costs.

     I look forward enthusiastically to your joining our management team. We feel that your experience and enthusiasm for our business should combine to produce meaningful results for yourself and the Company.

                                       Very truly yours,


                                       /s/ Donald W. Brinckman
                                       DONALD W. BRINCKMAN
                                       Chairman/CEO

DWB/kl

AGREED:


/s/ John G. Johnson, Jr.
_____________________
John G. Johnson, Jr.

January 12, 1993.


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              ADDENDUM TO SEVERANCE AGREEMENT OF JANUARY 11, 1993
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It is further agreed that if the Company terminates employment for reasons other than gross misconduct before January 17, 1996, in addition to the separation payments, the Company would:

     1. Recommend to the Board the accelerated vesting of any stock options granted prior to the date of termination.

     2. During the 12 months following termination, pay for one move to the East Coast according to the Company Moving Policy in place at the time.

     3.  Provide executive outplacement services with a national firm.



Agreed:                                Agreed:


/s/ John G. Johnson, Jr.               /s/ Donald W. Brinckman
_______________________                _________________________
John G. Johnson, Jr.                   Donald W. Brinckman
                                       Chairman & CEO
                                       Safety-Kleen

January 12, 1993.                      January 19, 1993